Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TripAdvisor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑178637, 333-190384, and 333-198726) on Form S-8 of TripAdvisor, Inc. of our reports dated February 17, 2015, with respect to the consolidated balance sheet of TripAdvisor, Inc. (the Company) as of December 31, 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of TripAdvisor, Inc.

Our report dated February 17, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of TripAdvisor, Inc.’s internal control over financial reporting as of December 31, 2014, Lafourchette SAS and subsidiaries (Lafourchette) and Viator, Inc. and subsidiaries (Viator)’s internal control over financial reporting associated with total assets of 2% and total revenues of 3% included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of TripAdvisor, Inc. also excluded an evaluation of the internal control over financial reporting of Lafourchette and Viator.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2015